Exhibit 99

Eaton Reports Fourth Quarter Net Income of $1.63 Per Share, 30 Percent Above 2009

Full Year 2010 Net Income of $5.46 Per Share, 141 Percent Above 2009

Earnings Forecast to Grow Substantially In 2011

Announces 17 Percent Increase in Quarterly Dividend

Announces 2-For-1 Stock Split

CLEVELAND--(BUSINESS WIRE)--January 27, 2011--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $1.63 for the fourth quarter of 2010, a 30 percent increase over net income per share of $1.25 in the fourth quarter of 2009. Net income in both periods included charges related to acquisition integration. Before acquisition integration charges, operating earnings per share in the fourth quarter of 2010 were $1.69 compared to $1.35 per share in the fourth quarter of 2009, an increase of 25 percent.

“Our fourth quarter results were very strong, substantially exceeding the high end of our guidance despite recording a pretax provision of $36 million, or 15 cents per share after tax, during the quarter for a Brazilian legal judgment,” said Alexander M. Cutler, Eaton chairman and chief executive officer.

Sales in the quarter were $3.7 billion, 17 percent higher than the same period in 2009. Net income was $280 million compared to $211 million in 2009, an increase of 33 percent. Operating earnings, which exclude acquisition integration charges, for the fourth quarter of 2010 were $291 million compared to $229 million in 2009, an increase of 27 percent.

“Sales growth in the fourth quarter of 17 percent consisted of 16 percent growth in core sales and 2 percent growth from acquisitions, offset slightly by a 1 percent decline due to foreign exchange. End markets in the fourth quarter grew by 13 percent,” said Cutler. “Our segment operating margin in the fourth quarter was 13.7 percent, an all-time record and a notable improvement over our segment operating margin of 13.4 percent in the third quarter.”

For the full year 2010, sales were $13.7 billion, 16 percent higher than 2009. Net income was $929 million, an increase of 143 percent over 2009, and net income per share of $5.46 was 141 percent more than in 2009. Operating earnings in 2010 totaled $956 million versus $437 million in 2009, an increase of 119 percent. Operating earnings per share for 2010 of $5.61 were 117 percent higher than in 2009.

“Our full year 2010 sales growth of 16 percent reflects a rebound from the depressed market levels of 2009 and our 30 percent growth in revenues from developing countries,” said Cutler. “We are pleased with the momentum we see in our businesses and with the strong incremental earnings we have been able to generate from the additional sales volume.

“We had excellent cash flow in the fourth quarter, with operating cash flow totaling $555 million,” said Cutler. “Full year operating cash flow totaled $1.3 billion, including $400 million in contributions made to our pension plans during 2010. We also acquired businesses with revenues in the year prior to the acquisition of $220 million.

“We estimate our markets for all of 2011 will grow 8 percent, with the markets in all six segments registering growth, the first year since 2006 in which the markets for all of our segments have grown. We expect to outgrow our end markets in 2011 by approximately $450 million,” said Cutler. “The incremental revenues in 2011 from our recent acquisitions are expected to total $160 million. In total, we anticipate our revenues in 2011 will grow by 12 percent compared to 2010.

“We expect that 2011 operating earnings per share will set a new record,” said Cutler. “We estimate that first quarter operating earnings per share, which exclude an estimated $0.02 of charges to integrate our recent acquisitions, will be between $1.50 and $1.60 per share. For the full year 2011, we estimate that operating earnings per share, which exclude an estimated $0.08 of charges to integrate our recent acquisitions, will be between $7.00 and $7.60.

“In light of our strong 2010 results and our outlook for 2011, we are increasing our quarterly dividend by 17 percent,” said Cutler. “In addition, due to the handsome growth in our stock price, which has risen by more than 60 percent since the start of 2010, we are announcing a two-for-one stock split. Note that the per share guidance for 2011 in the preceding paragraph is stated on a pre-split basis.”

Business Segment Results

Fourth quarter sales for the Electrical Americas segment were $1.0 billion, up 22 percent from the fourth quarter of 2009. Operating profits in the fourth quarter were $163 million, up 29 percent over the fourth quarter of 2009.

“End markets for our Electrical Americas segment grew 9 percent during the fourth quarter, slightly faster than in the third quarter, and our orders in the fourth quarter grew by 14 percent,” said Cutler. “We were pleased with the margins in our Electrical Americas segment in the fourth quarter. Our operating margin was 16.1 percent, a significant improvement over the 14.6 percent margin in the third quarter.

“Our industrial controls and power quality markets showed robust growth during the quarter,” said Cutler. “For 2011, we expect our markets to increase by approximately 6 percent.”

Fourth quarter sales for the Electrical Rest of World segment were $768 million, up 10 percent over the fourth quarter of 2009. Operating profits were $81 million. Excluding acquisition integration charges of $13 million during the quarter, operating profits totaled a quarterly record of $94 million, up 27 percent compared to the fourth quarter of 2009.

“During the fourth quarter, our Rest of World electrical markets grew 10 percent,” said Cutler. “We were pleased with our 12.2 percent operating margin in the quarter.

“Orders in the fourth quarter grew 10 percent,” said Cutler. “For 2011, our Electrical Rest of World markets are expected to grow by 7 percent, with Asian growth outpacing growth in Europe.

“We announced last week we reached agreement to acquire ACTOM (Pty) Limited’s low-voltage electrical business in South Africa,” said Cutler. “In addition to greatly expanding our electrical business in South Africa, this acquisition provides a strong platform to pursue growth in other southern African countries.”

In the Hydraulics segment, fourth quarter sales were $571 million, 36 percent higher than the fourth quarter of 2009. Hydraulics markets in the fourth quarter grew 38 percent compared to the same period in 2009, with U.S. markets up 46 percent and non-U.S. markets up 32 percent.

Operating profits in the fourth quarter were $72 million, and adjusting for acquisition integration charges of $1 million in the fourth quarter of 2010, were $73 million. This compares to operating profits in the fourth quarter of 2009 of $13 million.

“The global hydraulics market had another quarter of strong growth, capping a year in which our global hydraulics markets grew by 34 percent. Our bookings grew 41 percent over the fourth quarter of 2009,” said Cutler. “For 2011, we anticipate global hydraulics markets will be up 12 percent.

“We were pleased to complete the acquisition of the Tuthill Coupling Group on January 1,” said Cutler. “This acquisition further expands our offerings of hydraulic and pneumatic quick connect coupling solutions.”

The Aerospace segment posted fourth quarter sales of $400 million, an increase of 5 percent from the fourth quarter of 2009. Aerospace markets in the fourth quarter grew by 1 percent.

Operating profits in the fourth quarter were $63 million. Excluding acquisition integration charges of $1 million, operating profits were $64 million, up 28 percent from the fourth quarter of 2009.

“Our bookings were up 36 percent in the quarter,” said Cutler. “For 2011, aerospace markets are expected to grow by 4 percent.”

The Truck segment posted sales of $518 million in the fourth quarter, up 17 percent compared to 2009. Truck markets in the fourth quarter grew 16 percent, with U.S. markets up 20 percent and non-U.S. markets up 14 percent. Operating profits were $66 million, an increase of 29 percent compared to the fourth quarter of 2009.

“For 2011, we expect good market growth, driven by a sharp rebound in NAFTA Class 8 truck production” said Cutler. “We anticipate our overall truck markets will grow 20 percent, with U.S. markets growing 40 percent and non-U.S. markets growing 7 percent.”

The Automotive segment posted fourth quarter sales of $394 million, up 9 percent from the fourth quarter of 2009. Automotive unit production in the fourth quarter grew by 9 percent, with U.S. markets up 10 percent and non-U.S. markets up 9 percent. Operating profits in the fourth quarter were $43 million, an increase of 34 percent over the fourth quarter of 2009.

“Looking at 2011, we anticipate auto production will grow 6 percent,” said Cutler. “We expect growth in U.S. production of 7 percent and growth in non-U.S. production of about 5 percent.”

The presentation to be discussed on today’s earnings conference call at 10 a.m. Eastern time is currently available on www.eaton.com.

Eaton Corporation is a diversified power management company with 2010 sales of $13.7 billion. Celebrating its 100th anniversary in 2011, Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning the first quarter 2011 and full year 2011 net income per share and operating earnings per share, the growth in full year 2011 revenues, the performance of our worldwide markets, and our growth in relation to end markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in currency exchange rates; stock market fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and year ended December 31, 2010 and 2009 are available on the company’s Web site, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Year ended
	December 31		December 31
(In millions except for per share data)	2010	2009	2010	2009

Net sales	$3,663	$3,131	$13,715	$11,873
Income before income taxes	293	170	1,036	303
Net income	$283	$212	$937	$385
Less net income for noncontrolling interests	(3)	(1)	(8)	(2)
Net income attributable to Eaton common shareholders	$280	$211	$929	$383

Net income per common share
Diluted	$1.63	$1.25	$5.46	$2.27
Basic	1.66	1.27	5.52	2.31

Weighted-average number of common shares outstanding
Diluted	171.4	168.8	169.8	167.9
Basic	168.9	166.7	167.7	166.4

Cash dividends paid per common share	$.58	$.50	$2.16	$2.00

Reconciliation of net income attributable to Eaton
common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$280	$211	$929	$383
Excluding acquisition integration charges (after-tax)	11	18	27	54
Operating earnings	$291	$229	$956	$437

Net income per common share - diluted	$1.63	$1.25	$5.46	$2.27
Excluding per share impact of acquisition integration
charges (after-tax)	.06	.10	.15	.32
Operating earnings per common share	$1.69	$1.35	$5.61	$2.59

See accompanying notes.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Year ended
	December 31		December 31
(In millions except for per share data)	2010	2009	2010	2009

Net sales	$3,663	$3,131	$13,715	$11,873

Cost of products sold	2,565	2,241	9,633	8,782
Selling and administrative expense	644	587	2,486	2,252
Research and development expense	117	103	425	395
Interest expense-net	34	34	136	150
Other (income) expense-net	10	(4)	(1)	(9)
Income before income taxes	293	170	1,036	303
Income tax expense (benefit)	10	(42)	99	(82)
Net income	283	212	937	385
Less net income for noncontrolling interests	(3)	(1)	(8)	(2)
Net income attributable to Eaton common shareholders	$280	$211	$929	$383

Net income per common share
Diluted	$1.63	$1.25	$5.46	$2.27
Basic	1.66	1.27	5.52	2.31

Weighted-average number of common shares outstanding
Diluted	171.4	168.8	169.8	167.9
Basic	168.9	166.7	167.7	166.4

Cash dividends paid per common share	$0.58	$0.50	$2.16	$2.00

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Year ended
	December 31		December 31
(In millions)	2010	2009	2010	2009
Net sales
Electrical Americas	$1,012	$827	$3,675	$3,410
Electrical Rest of World	768	698	2,748	2,483
Hydraulics	571	419	2,212	1,692
Aerospace	400	381	1,536	1,602
Truck	518	443	1,997	1,457
Automotive	394	363	1,547	1,229
Total net sales	$3,663	$3,131	$13,715	$11,873

Segment operating profit (loss)
Electrical Americas	$163	$126	$529	$518
Electrical Rest of World	81	52	264	107
Hydraulics	72	13	279	51
Aerospace	63	47	220	245
Truck	66	51	245	39
Automotive	43	32	163	(10)
Total segment operating profit	488	321	1,700	950

Corporate
Amortization of intangible assets	(47)	(44)	(181)	(170)
Interest expense-net	(34)	(34)	(136)	(150)
Pension and other postretirement benefits expense	(29)	(37)	(120)	(212)
Stock option expense	(2)	(8)	(11)	(28)
Other corporate expense-net	(83)	(28)	(216)	(87)
Income before income taxes	293	170	1,036	303
Income tax expense (benefit)	10	(42)	99	(82)
Net income	283	212	937	385
Less net income for noncontrolling interests	(3)	(1)	(8)	(2)
Net income attributable to Eaton common shareholders	$280	$211	$929	$383

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31
(In millions)	2010	2009
Assets
Current assets
Cash	$333	$340
Short-term investments	838	433
Accounts receivable-net	2,239	1,899
Inventory	1,564	1,326
Deferred income taxes and other current assets	532	526
Total current assets	5,506	4,524

Property, plant and equipment-net	2,477	2,445
Goodwill	5,454	5,435
Other intangible assets	2,272	2,441
Deferred income taxes and other noncurrent assets	1,543	1,437
Total assets	$17,252	$16,282

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$72	$113
Current portion of long-term debt	4	5
Accounts payable	1,408	1,057
Accrued compensation	465	256
Other current liabilities	1,284	1,258
Total current liabilities	3,233	2,689

Noncurrent liabilities
Long-term debt	3,382	3,349
Pension liabilities	1,429	1,586
Other postretirement benefits liabilities	743	754
Deferred income taxes and other noncurrent liabilities	1,062	1,086
Total noncurrent liabilities	6,616	6,775

Shareholders' equity
Eaton shareholders' equity	7,362	6,777
Noncontrolling interests	41	41
Total equity	7,403	6,818
Total liabilities and equity	$17,252	$16,282

See accompanying notes.

EATON CORPORATION

NOTES TO THE FOURTH QUARTER 2010 EARNINGS RELEASE

Amounts are in millions unless indicated otherwise (per share data assume dilution)

This earnings release discloses operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the Notes to this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES

The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions are summarized below:

Acquired business	Date of transaction	Business segment	Annual sales
Chloride Phoenixtec Electronics	October 12,	Electrical	$25 for the
A China-based manufacturer of uninterruptible power supply (UPS) systems. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.	2010	Rest of World	year ended September 30, 2010

CopperLogic, Inc.	October 1,	Electrical	$35 for the
A United States-based manufacturer of electrical and electromechanical systems.	2010	Americas	year ended September 30, 2010

Wright Line Holding, Inc.	August 25,	Electrical	$101 for the
A United States provider of customized enclosures, rack systems, and air-flow management systems to store, power, and secure mission-critical IT data center electronics.	2010	Americas	year ended June 30, 2010

EMC Engineers, Inc.	July 15, 2010	Electrical	$24 for 2009
A United States energy engineering and energy services company that delivers energy efficiency solutions for a wide range of governmental, educational, commercial and industrial facilities.		Americas

Micro Innovation Holding AG	September 1,	Electrical	$33 for 2008
A Switzerland-based manufacturer of human machine interfaces, programmable logic controllers and input/output devices. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.	2009	Rest of World

SEG Middle East Power Solutions & Switchboard Manufacture LLC	July 2, 2009	Electrical Rest of	$10 for 2008
A 49%-owned joint venture in Abu Dhabi that manufactures low-voltage switchboards and control panel assemblies for use in the Middle East power generation and industrial markets.		World

On January 1, 2011, Eaton closed the acquisition of the Tuthill Coupling Group, a division of the Tuthill Corporation. This business, located in the United States and France, manufactures pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications. This business had sales of $35 for the year ended November 30, 2010 and will be included in the Hydraulics business segment.

On January 20, 2011, Eaton reached an agreement to acquire ACTOM (Pty) Limited’s low-voltage electrical business in South Africa. This business is a manufacturer and supplier of motor control components, engineered electrical distribution systems, and uninterruptible power supply systems and had sales of $58 for the year ended December 31, 2010. The terms of the agreement are subject to regulatory approvals and other customary closing conditions. The acquisition is expected to close during the first half of 2011.

Note 2. ACQUISITION INTEGRATION CHARGES

In 2010 and 2009, Eaton incurred charges related to the integration of acquired businesses. These charges were recognized as expense as incurred. A summary of these charges follows:

	Three months ended December 31
	Acquisition integration charges				Operating profit as reported		Operating profit excluding acquisition integration charges

	2010		2009		2010	2009	2010	2009
Business segment
Electrical Americas	$	-	$	-	$163	$126	$163	$126
Electrical Rest of World		13		22	81	52	94	74
Hydraulics		1		-	72	13	73	13
Aerospace		1		3	63	47	64	50
Truck		-		-	66	51	66	51
Automotive		-		-	43	32	43	32
		15		25	488	321	503	346
Corporate		-		2	-	-	-	-
Total integration charges before income taxes	$	15	$	27	$488	$321	$503	$346
After-tax integration charges	$	11	$	18
Per common share	$	.06	$	.10

	Year ended December 31
	Acquisition integration charges				Operating profit (loss) as reported		Operating profit (loss) excluding acquisition integration charges

	2010		2009		2010	2009	2010	2009
Business segment
Electrical Americas	$	2	$	4	$529	$518	$531	$522
Electrical Rest of World		33		60	264	107	297	167
Hydraulics		1		3	279	51	280	54
Aerospace		4		12	220	245	224	257
Truck		-		-	245	39	245	39
Automotive		-		1	163	(10)	163	(9)
		40		80	1,700	950	1,740	1,030
Corporate		-		2	-	-	-	-
Total integration charges before income taxes	$	40	$	82	$1,700	$950	$1,740	$1,030
After-tax integration charges	$	27	$	54
Per common share	$	.15	$	.32

Charges in 2010 were related primarily to Moeller and Phoenixtec. Charges in 2009 were related primarily to Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. These charges were included in the Consolidated Statements of Income in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 3. WORKFORCE REDUCTION CHARGES

In 2009, Eaton took significant actions to reduce its full-time workforce by 17% in response to the severe economic downturn. These actions resulted in the recognition of severance and pension and other postretirement benefits expense of $26 in the fourth quarter of 2009 and $182 for the full year of 2009. These charges were primarily included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 4. PENSION AND OTHER POSTRETIREMENT BENEFITS EXPENSE

In 2009, due to limitations imposed by the Pension Protection Act on pension lump-sum distributions, Eaton’s United States Qualified Pension Plan (the Plan) became restricted from making 100% lump-sum payments. As a result, the Plan experienced a significant increase in lump-sum payments in 2009 prior to the limitation going into effect. Pension settlement expense was $86 for the full year of 2009, of which $83 was attributable to the U.S. pension plans. A portion of the increase in lump-sum payments was attributable to the workforce reduction in 2009. Additionally, as a result of the workforce reduction in 2009, Eaton incurred curtailment expense related to pension plans. The curtailment expense included recognition of the change in the projected benefit obligation, as well as recognition of a portion of the unrecognized prior service cost. Curtailment expense was $22 for the full year of 2009. These charges were primarily included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges were included in Pension and other postretirement benefits expense.

Note 5. COMMITMENTS AND CONTINGENCIES

In December 2010, a Brazilian court held that a judgment against a Brazilian company sold by Eaton in 2006 could be enforced against Eaton. The Company recorded a provision of 60 Brazilian Reais ($36 based on current exchange rates) related to this legal matter as a corporate charge classified in Other (income) expense-net. Eaton is appealing this decision in the Brazilian court system.

Note 6. INCOME TAXES

The effective tax rate for the fourth quarter of 2010 was 3.3% compared to a tax benefit rate of 24.6% for the fourth quarter of 2009. The fourth quarter 2010 tax rate was favorably impacted by the tax effect of a Brazil legal judgment for which a provision of $36 was recorded and the renewal of the U.S. Research and Experimentation tax credit. Without these two items, the tax rate in the fourth quarter 2010 would have been 10.4%. The effective tax rate for the full year 2010 was 9.5% compared to a tax benefit rate of 27.2% for 2009. The increased tax rate in 2010 is primarily attributable to higher U.S. income at the higher relative U.S. tax rate, a one-time, non-cash charge of $23 to reflect the impact of the Health Care Reform and Education Reconciliation Act on taxation associated with Medicare Part D, and adjustments of $22 related to an income tax audit of transfer prices for 2005 to 2009, partially offset by the successful resolution of international tax audit issues, the recognition of state and local income tax benefits involving tax loss carry-forwards and the recognition of additional international deferred tax assets.

CONTACT:
Eaton Corporation
Gary Klasen, 216-523-4736
or
Donald Bullock, 216-523-5127